EXHIBIT 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or         John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Announces
Credit Agreement Amendment

Atlanta, GA, March 6, 2012 – Gentiva Health Services, Inc. (Nasdaq: GTIV) announced today that it obtained an amendment to its senior secured credit agreement to increase financial covenant flexibility through the remaining term of the facility.

Key terms of the amendment include:
•
Maximum consolidated leverage ratio was increased to 6.25 to 1.00 for the quarters ending March 31, 2012 through September 30, 2014 and 5.75 to 1.00 thereafter.  The previously required ratio was 4.50 to 1.00 through September 30, 2012, 3.75 to 1.00 from December 31, 2012 through September 30, 2013 and 3.00 to 1.00 thereafter.

•
Minimum interest coverage was reduced to 2.00 to 1.00 for the quarters ending March 31, 2012 through June 30, 2013, 1.75 to 1.00 from September 30, 2013 through June 30, 2014 and 2.00 to 1.00 thereafter. Additionally, the definition of consolidated interest charges was modified to only reflect cash interest paid compared to the prior covenant which also included non-cash interest charges.

•
Interest rates applicable to outstanding term A and B loans under the credit agreement were each increased by 175 basis points per annum.  The LIBOR floor remained at 1.25 percent for each of the term loans.  At current LIBOR rates, the Company’s annual interest rate on the term loan A facility was increased from 4.50 percent to 6.25 percent and the annual interest rate on the

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

term loan B facility was increased from 4.75 percent to 6.50 percent for Eurodollar loans.

As a result of the amendment, the Company modified the definition of Consolidated EBITDA in the credit agreement to further allow the add-back of certain costs associated with non-recurring cash charges, the Company’s cost realignment initiative and legal settlements.  Additionally, the amendment provided the Company with the ability to make discounted prepayments of outstanding term loans through a Dutch auction process.

Gentiva has agreed to pay certain fees in connection with the amendment, including a consent fee to each lender approving the amendment in an amount equal to 0.50% of its respective term loans and revolving credit commitments under the credit agreement.  Additionally, the Company made a $50 million principal payment at the time of closing, applied on a pro rata basis between the term loan A facility and the term loan B facility, and reduced the size of its revolving credit facility from $125 million to $110 million.

The amendment represents the conclusion of a two-part strategy which enabled the Company to obtain significant covenant flexibility through the remaining term of the facility. Including the $50 million pay-down associated with the amendment, the Company has now repaid $166.9 million of the debt outstanding at the time the Odyssey transaction was closed.  Total debt outstanding is currently approximately $938.1 million.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States. GTIV-G

Forward-Looking Statement
Certain statements contained in this news release, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company's debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company's various filings with the Securities and Exchange Commission, including the "Risk Factors" section contained in the Company's annual report on Form 10-K for the year ended December 31, 2010 and the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2011.

# # #